Exhibit 10.1

Loan agreement

Borrower: Pixie Dust Technologies Inc.

 Lender: The Shoko Chukin Bank, Ltd.

May 31, 2024

Terms and Conditions

Loan Amount	1,000,000,000 yen
Use of funds	working capital
Borrowing Date	May 31, 2024
Maturity Date	September 30, 2025 (however, if such a date is not a business day, it shall be the preceding business day.)
Principal Repayment Date	Maturity Date
Principal Repayment Method	Pay in a lump sum on maturity date.
Interest Calculation Period	For the first interest calculation period, means the period from the Borrowing Date (inclusive) to the next interest payment date (inclusive), and for subsequent interest calculation periods, means the period from the next day of the last interest payment date (inclusive) of the immediately preceding interest calculation period to the next interest payment date (inclusive).
Base Rate	The lender’s short term prime interest rate on each interest payment date.
Spread	2.525% per annum
Applicable Interest Rate	Interest rate calculated by adding a spread to the base interest rate
Interest Payment Date	The first date shall be the borrowing date, and thereafter the dates shall be as follows:
	Interest payment date	Payment Cycle	Reference date
	From the end of June 2024 To the end of August 2025	Every month	Last days
Interest Payment Method	The total amount of interest calculated by multiplying the remaining principal amount of the Loan of each interest calculation period by the applicable interest rate on the interest payment date and the actual number of days in the interest calculation period (calculated on both ends and on a pro-rata basis assuming a year of 365 days) (division is performed at the end, and any amount less than 1 yen is rounded down) shall be paid on the interest payment date immediately preceding the applicable interest calculation period (the first time will be the borrowing date).
Treatment of holidays	If the principal repayment date and interest payment date fall on a day other than a business day, such payment shall be made on the immediately preceding business day.
Bank Account	A savings account at Shoko Chukin Bank Ueno Branch in the borrower’s name (account number XX)

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Loan agreement

Pixie Dust Technologies Inc. (hereinafter referred to as the “Borrower”) and The Shoko Chukin Bank, Ltd. (hereinafter referred to as the “Lender”) hereby agree as of May 31, 2024 as follows (hereinafter referred to as the “Agreement”).

Article 1: Definitions

The terms used in this Agreement shall have the following meanings, unless the context clearly indicates otherwise:

1.	“Business day” means a day other than a bank holiday in Japan by law or regulation.

2.	“Subsidiary” and “Affiliate” have the meanings defined in Article 8 of the Rules on Terminology, Forms and Preparation Methods of Financial Statements, etc.

3.	“Development Pipeline Management Sheet” means a document prepared by the Borrower that describes the partner company, contents, expected joint R&D revenue, and progress status for each development theme as regards technologies and products which are in the research and development stage of the Borrower.

4.	“Loan Amount” means the amount specified as “Loan Amount” in the Terms and Conditions.

5.	“Loan Obligation” means the obligation of the Lender to lend the Loan Amount to the Borrower on the Borrowing Date, subject to the satisfaction of the requirements set forth in each item of Article 3.

6.	“Reasons for making it impossible to provide a loan” means: 1) the outbreak of a natural disaster, war, or terrorist attack; 2) the interruption or failure of electricity, communications, or various payment systems; 3) a reason why yen lending and borrowing transactions cannot be conducted in the Tokyo Interbank Market; or 4) other reasons beyond the fault of the lender that make it impossible for the lender to provide this loan.

7.	“Principal Repayment Date” means the date specified as the “Principal Repayment Date” in the Terms and Conditions.

8.	“Base Rate” means the interest rate specified as the “Base Rate” in the Terms and Conditions.

9.	“Taxes and Public Charges” means all taxes or public charges, including income tax, corporation tax, and other taxes, that may be levied in Japan.

10.	“Sales Management Sheet by business division” means a document prepared by the Borrower that lists the monthly sales figures for each business division in the Borrower’s business.

11.	“Borrowing Date” means the date specified as the “Borrowing Date” in the Terms and Conditions.

12.	“Spread” means the interest rate specified as “Spread” in the Terms and Conditions.

13.	“Applicable Interest Rate” means the interest rate specified as the “Applicable Interest Rate” in the Terms and Conditions.

14.	“Payment Date” means, in respect of the principal of the Loan, the Principal Repayment Date, in respect of interest, each Interest Payment Date, and in respect of other amounts, the dates specified as the dates on which payments are to be made pursuant to this Agreement.

15.	“Reports” means reports such as securities reports, semi-annual reports, quarterly reports, extraordinary reports, and amended reports, if the Borrower is obligated to submit securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended), and if the Borrower is not obligated to submit such reports, financial statements and business reports and their supplementary schedules, as provided for in Article 435, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended), extraordinary financial statements, as provided for in Article 441, Paragraph 1 of the Companies Act, and consolidated financial statements, as provided for in Article 444, Paragraph 1 of the Companies Act.

16.	“Laws and Regulations” means treaties, laws, ordinances, cabinet orders, ministerial orders, rules, notices, judgments, decisions, arbitral awards, notifications and policies of relevant authorities (including those of foreign equivalents) that apply to this Agreement, transactions based on this Agreement or the parties to this Agreement.

17.	“Loan” means a loan transaction carried out by the Lender pursuant to this Agreement.

18.	“Loan Disbursement Amount” means the amount of money lent by the Lender to the Borrower under this Loan.

19.	“Maturity Date” means the date specified as the “Maturity Date” in the Terms and Conditions.

20.	“Bank Account” means an account specified as a “Bank Account” in the Terms and Conditions.

21.	“Interest Calculation Period” means the period specified as a ” Interest Calculation Period” in the Terms and Conditions.

22.	“Interest Payment Date” means the date specified as the “Interest Payment Date” in the Agreement.

Article 2 Use of funds

The Borrower shall use the proceeds from this Loan in accordance with the “Use of Proceeds” section of the Terms and Conditions and the provisions of this Agreement.

Article 3 Preconditions for Loan Disbursement

The Lender shall lend the Loan on the condition that all of the following conditions are satisfied on the Borrowing Date.

(1)	The lender’s obligation to make a loan has not been excused due to the occurrence of Reasons for making it impossible to provide a loan.

(2)	All items set forth in Article 12 are true and accurate.

(3)	The Borrower is not in violation of any provision of this Agreement, and there is no risk of such a violation occurring after the Borrowing date.

Article 4. Loan disbursement

If the Lender does not give notice under Article 5 and all of the conditions set forth in the preceding Article are satisfied on the borrowing date, the Lender will deposit the Loan Disbursement Amount into the Bank Account.

Article 5. Non-performance of loans

If the Lender decides not to execute the Loan due to non-fulfillment of all or part of the conditions of Article 3, the Lender will notify the Borrower by 1:00 p.m. on the business day preceding the Borrowing Date, unless there are unavoidable circumstances. In this case, the Lender shall deliver a notice to the Borrower by facsimile communication and shall promptly mail an original. If the Borrower is unable to receive the notice due to reasons attributable to the Borrower, the Borrower shall not raise any objection.

Article 6 Repayment of Principal

The Borrower shall pay the principal of this Loan to the Lender in accordance with the “Principal Repayment Date” and “Principal Repayment Method” set forth in the Terms and Conditions and in accordance with the provisions of this Agreement.

Article 7 Interest

The Borrower will pay interest on this Loan to the Lender in accordance with the “Interest Payment Date” and “Interest Payment Method” set forth in the Terms and Conditions and in accordance with the provisions of this Agreement.

Article 8 Prepayment

1.	The Borrower may not repay all or part of the principal of the Loan that is payable on any Principal Repayment Date or Maturity Date in accordance with the provisions of Article 6 prior to such Principal Repayment Date or Maturity Date (hereinafter referred to as “Prepayment”). However, this does not apply if the Borrower obtains prior consent from the Lender.

2.	If the Borrower makes Prepayment, the Borrower will pay the principal of the Loan to be repaid early on the desired Prepayment date in accordance with the provisions of this Agreement.

3.	If any part of the principal of this Loan is prepaid pursuant to the provisions of this Article, the Principal Amount to be repaid to the Lender on each Principal Repayment Date shall be applied in chronological order of the principal amount with the latest Repayment Date.

Article 9 Late Payment Charges

1.	If the Borrower delays in performing its obligations to the Lender under this Agreement, it shall pay late payment interest calculated by multiplying the amount of the delayed obligation (hereinafter referred to as the “Late Performance Obligation”) by an annual rate of 14.5% for the period from the date on which such delayed obligation should have been performed (including that date) to the date on which all of the Late Performance Obligations are performed (including that date).

2.	The method of calculating the late payment charges under the preceding paragraph shall be a pro rata calculation on both ends and on a daily basis assuming a year to be 365 days, with division performed at the end and any amount less than 1 yen being rounded down.

Article 10 Expenses, taxes, and other public charges

The Borrower shall bear all expenses incurred in preparing this Agreement and all other expenses incurred under this Agreement, unless such expenses are contrary to Laws and Regulations.

Article 11 Borrower’s Performance of Obligations

1.	The Borrower will make deposits into the Bank Account by the due date in order to repay the obligations under this Agreement.

2.	The Borrower grants the Lender authority to make automatic transfers from the Bank Account. In such cases, the borrower’s obligation to the lender shall be deemed to have been fulfilled at the time the lender debits the Bank Account.

3.	Payments by the Borrower under this Article will be applied in the following order:

(1)	Late Payment Charges

(2)	Interest on the Loan

(3)	Principal of the Loan

4.	The Borrower shall not deduct Taxes and Public Charges from the payment of obligations under this Agreement, except as required by Laws and Regulations.

Article 12 Representations and Warranties by Borrower

The Borrower represents and warrants to the Lender that the matters set forth in the following items are true as of the date of execution of this Agreement and the date of execution of the Loan (or, if time is specified in each of the following items, as of such time):

1.	The Borrower must is a legally established and currently validly existing joint-stock company in accordance with Japanese law.

2.	The conclusion and performance of this Agreement by the Borrower and the transactions thereunder are within the scope of the Borrower’s corporate objectives, and the Borrower has completed all procedures required by Laws and Regulations, as well as the Borrower’s articles of incorporation and other internal rules.

3.	The execution and performance of this Agreement by the Borrower and the transactions based thereon (a) will not violate any Laws or Regulations applicable to the Borrower, (b) will not violate the Borrower’s articles of incorporation or other internal rules, and (c) will not violate any agreement with a third party in which the Borrower is a party or which binds the Borrower or its assets.

4.	Any person who signs or affixes his/her name and seal to this Agreement on behalf of the Borrower is authorized to sign or affix his/her name and seal to this Agreement on behalf of the Borrower pursuant to procedures required by Laws and Regulations, the articles of incorporation, and other internal rules.

5.	This Agreement is legal, valid, binding on the Borrower and enforceable in accordance with each of its provisions.

6.	Reports prepared by the Borrower are accurate and lawfully prepared in accordance with accounting standards generally accepted in Japan, and where there is an obligation under Laws or Regulations to have such reports and other documents audited, the necessary audits are conducted.

7.	Since the end of the fiscal year ending April 2023, no material changes have occurred that could impair the Borrower’s business, assets or financial condition as shown in any Reports prepared by the Borrower for that fiscal year ( if such Reports are required to be audited by Laws or Regulations or if any other audit has been conducted, audited Reports ) and have a material impact on the Borrower’s performance of its obligations under this Agreement other than matters disclosed in Reports.

8.	No litigation, arbitration, administrative proceeding or other dispute has been commenced or is threatened with being commenced with respect to the Borrower that has or may have a material adverse effect on the performance of the obligations under this Agreement.

9.	None of the events specified in any of the items of Article 15, Paragraph 1 or Paragraph 2 have occurred, and there is no likelihood of them occurring.

10.	The Borrower does not fall under any of the following items (a) to (n):

(a)	Organized crime (meaning an organization that is likely to encourage its members (including members of its constituent organizations) to commit collective or habitual violent illegal acts, etc. same as below. )

(b)	Member of a criminal organization (hereinafter the same)

(c)	Those who have not yet passed five years since leaving an organized crime group

(d)	Associate members of organized crime groups (those who are not members of organized crime groups but have a relationship with an organized crime group and who are likely to use the power of an organized crime group to commit violent illegal acts, or those who cooperate with or are involved in the maintenance or operation of an organized crime group by, for example, supplying funds, weapons, etc. to an organized crime group or its members. The same applies below.)

(e)	Companies related to organized crime (company in which members of organized crime are substantially involved in the management, company managed by associate or former members of organized crime that actively cooperates or is involved in the maintenance or operation of organized crime by providing funds to organized crime, or company that actively uses organized crime in the performance of business, etc. and cooperates in the maintenance or operation of organized crime).

(f)	Corporate racketeers, etc. (Corporate racketeers, etc., who are likely to commit violent unlawful acts in pursuit of illicit profits against companies, etc., and who pose a threat to the safety of civic life.)

(g)	Social movement fraudsters (those who disguise or pretend to be involved in social or political activities and are likely to carry out violent or illegal acts in pursuit of illicit profits, posing a threat to the safety of civic life)

(h)	Special intelligence violent groups, etc. (Groups or individuals other than those listed in (a) to (g) above that use their influence or financial ties with organized crime groups as a backdrop and are at the core of structural wrongdoing.)

(i)	Other persons equivalent to (a) to (h) above

(j)	A person who has a relationship that is deemed to give the control of management to a person who falls under (a) to (i) above (hereinafter referred to as a “gang member, etc.”)

(k)	A person who has a relationship with an organized crime group member that is deemed to be substantially involved in the management of the organization

(l)	A person who has a relationship that is deemed to be an inappropriate use of a gang member for the purpose of obtaining wrongful benefits for himself, his company or a third party, or for the purpose of causing damage to a third party.

(m)	A person who has a relationship that is deemed to be involved in providing funds or convenience to a gang member, etc.

(n)	A person whose executives or those substantially involved in management have a socially reprehensible relationship with a member of an organized crime group, etc.

11.	Any documents or materials submitted by the Borrower to the Lender pursuant to this Agreement shall not contain any statements that are contrary to important facts concerning the Borrower’s business or financial situation or that are materially misleading to the Lender.

12.	The Borrower maintains all licenses and permits necessary to operate its principal business and continues its business in compliance with all Laws and Regulations.

Article 13 Borrower Commitments

1.	Commitments

The Borrower commits to comply with the following items from the date of this Agreement until the Borrower has completed the performance of all obligations to the Lender under this Agreement.

(1)	Maintain the licenses and permission necessary to operate main business and continue business in compliance with all Laws and Regulations.

(2)	The main business activities will not change.

(3)	The Borrower shall prepare Reports accurately and lawfully in accordance with accounting standards generally accepted in Japan.

(4)	Except as required by Laws and Regulations, the payment of all obligations under this Agreement will not be subordinated to, and will be treated at least equally in priority to, other unsecured obligations (including secured loans that remain unrecovered even after the collateral is liquidated).

(5)	Pay all Taxes and Public Charges and other assessments imposed by government authorities when due.

(6)	Without the consent of the Lender, the Borrower will not undergo any reorganization (as defined in Article 2, Paragraph 26 of the Companies Act), merger, company split, share exchange, share transfer or partial share exchange, transfer of all or part of its business or assets to a third party (including transfer for the purpose of sale and leaseback), reduction of stated capital or acquisition of all or part of a significant business or assets of a third party that will have a material effect or is likely to have a material effect on the performance of the obligations under this Agreement. However, this does not apply to cases where the transfer is deemed reasonably necessary when the borrower raises funds through asset liquidation (securitization) methods and has been notified to the lender in advance.

(7)	Not fall under any of (a) to (n) set out in Article 12, paragraph 10.

(8)	Will not, including through a third party, engage in any of the following acts (a) to (e):

(a)	Violent demands

(b)	Unreasonable demands that go beyond legal responsibility

(c)	Threatening behavior or violence in relation to transactions

(d)	Spreading rumors, using fraudulent means or using force to damage the credit of the lender or to interfere with the lender’s business

(e)	Any other acts equivalent to (a) to (d) above.

2.	Reporting Obligations

If any of the following events occurs from the date of this Agreement until the Borrower has completed fulfilling all of its obligations to the Lender under this Agreement, the Borrower must immediately report or notify the Lender:

(1)	Change of business name, representative, signature or seal

(2)	Change in head office location or principal place of business

(3)	Changes in directors and corporate auditors

(4)	When any of the events set forth in Article 15, Paragraph 1 or Article 15, Paragraph 2 occurs or is likely to occur

(5)	If a significant change occurs in the assets, management or business conditions of the Borrower and its subsidiaries and affiliates, or if such a change is likely to occur over time, or if litigation, arbitration or administrative proceedings or other disputes have been commenced or are likely to be commenced that have a significant effect on or may have a significant effect on the performance of the Borrower’s obligations under this Agreement (excluding matters disclosed in Reports.)

(6)	When a loan from a financial institution other than the Lender is accelerated and becomes due and payable

(7)	If there is a delay in payment of any debt other than that owed to the lender.

(8)	If any of the items in the preceding article is found to be untrue

3.	Document submission obligations

The Borrower undertakes to submit to the Lender the documents or materials set forth in each of the following items by the deadlines specified for each item from the date of this Agreement until the Agreement is terminated and all obligations under this Agreement are fulfilled.

(1)	Copies of the borrower’s Reports for each fiscal year: Within four months after the end of the fiscal year

(2)	Copy of the borrower’s corporate tax return for each fiscal year: within four months after the end of the fiscal year

(3)	Business plan for the borrower: Within four months after the end of the fiscal year (if there are any changes, submit as soon as possible after the changes)

(4)	Borrower’s monthly statement of cash receipts and disbursement: until the end of the second month of the corresponding month

(5)	Borrower’s trial balance for each month: until the end of the second month of the corresponding month

(6)	Monthly list of borrower’s bank transactions (loan balance list and deposit balance list by financial institution and account): until the end of the second month of the corresponding month

(7)	Borrower’s monthly Sales Management Sheet by business division: until the end of the second month of the corresponding month

(8)	Borrower’s monthly Development Pipeline Management Sheet: until the end of the second month of the corresponding month

In addition, with regard to items 1 to 5 of this paragraph, if the Borrower makes an electronic disclosure of a securities report using the electronic disclosure system for disclosure documents such as securities reports under the Financial Instruments and Exchange Act (the Electronic Data Processing System for Disclosure (EDINET) prescribed in Article 27-30-2 of the Financial Instruments and Exchange Act), the copy will be deemed to have been submitted at the time of such disclosure; however, if the Lender requests the submission of a copy of the report, etc., the Borrower shall submit a copy of the report, etc. to the Lender.

4.	Property Investigation

Notwithstanding the provisions of Paragraph 3 of this Article, the Lender may, whenever it deems necessary, investigate the Borrower’s documents, books, and property and business status, and request the submission of documents or materials, in which case the Borrower must cooperate with the Lender’s investigation.

Article 14 Intentional Deletion

Article 15 Acceleration Clause

1.	If any of the following events occurs to the Borrower, the Borrower shall automatically lose the benefit of time for all of its obligations to the Lender under this Agreement, even without any notice or demand from the Lender, and shall immediately pay the principal and interest of the Loan and all other amounts that the Borrower is obligated to pay under this Agreement in accordance with the provisions of this Agreement.

(1)	When payments are suspended, or a petition for the commencement of bankruptcy proceedings, rehabilitation proceedings, reorganization proceedings, special liquidation, or other similar legal reorganization proceedings is filed (including similar petitions filed outside Japan).

(2)	When a resolution to dissolve is passed or a dissolution order is received (except in cases of dissolution following a merger).

(3)	When the entire business is discontinued.

(4)	When a bill clearing house is ordered to suspend transactions, or a bill clearing house is ordered to suspend transactions by the Zengin Electronic Monetary Claims Network Co., Ltd., or an equivalent measure is taken by another electronic monetary claim recording institution.

(5)	When an order or notice of provisional attachment, preservative attachment or attachment (including similar procedures outside Japan) is sent to the Lender with respect to a deposit claim or other claim held by the Borrower, or when a disposition ordering the service of a preservative attachment or attachment order is made.

2.	If any of the following events occurs to the Borrower, at the request of the Lender, the Borrower will lose the benefit of time for all of its obligations to the Lender under this Agreement and will immediately pay the principal and interest of the Loan and all other amounts that the Borrower is obligated to pay under this Agreement in accordance with the provisions of this Agreement.

(1)	When the Borrower delays in fulfilling all or part of its obligations to the Lender, regardless of whether such obligations are under this Agreement or not.

(2)	When any of the items in Article 12 is found to be untrue.

(3)	Except for the two preceding paragraphs, when the Borrower breaches obligations under this Agreement. However, this shall apply only if the breach of such obligations are capable of being remedied (excluding the breach of Article 13, Paragraph 1, Items 7 and 8) and such breach is not remedied for ten 10 business days or more following the date of such breach.

(4)	When an order or notice of attachment, provisional attachment, preservative attachment or provisional disposition (including similar procedures outside Japan) is issued or when an auction procedure is commenced with respect to the object of collateral that the borrower has pledged to the lender.

(5)	When a request for specific mediation has been filed.

(6)	When the borrower loses the benefit of maturity on corporate bonds issued by the borrower.

(7)	When the Borrower loses the benefit of time for all or part of its debts other than those under this Agreement, or when an obligation to perform has arisen but the Borrower is unable to perform a guarantee obligation provided by the Borrower for debts owed by a third party.

(8)	When the company ceases business, decides to suspend or discontinue business, or receives a disposition such as suspension of business from a competent government agency.

(9)	Except for the preceding items, when the borrower’s business or financial condition has deteriorated or is likely to deteriorate and it is deemed necessary to preserve the debt.

3.	If the notice in the preceding paragraph is delayed or not received due to any fault of the Borrower, the Borrower will lose the benefit of time for all of its obligations under this Agreement at the time when it would normally be received, and will immediately pay the principal and interest of the Loan and all other amounts that the Borrower is obligated to pay under this Agreement in accordance with the provisions of this Agreement.

Article 16 Offsetting

If the Borrower is required to perform its obligations to the Lender due to the expiration of the term, loss of the benefit of the term, or any other reason, if the Borrower’s obligations to the Lender under this Agreement are due, the Lender may offset its claims against the Borrower under this Agreement against the Lender’s deposit obligations and other obligations to the Borrower, regardless of the due date of such obligations. When such offsetting is carried out, interest on receivables and payables, Late Payment Charges shall be calculated as if the receivables and payables were extinguished on the day the calculation is made, and the interest rate or fee shall be in accordance with the provisions of the contract that stipulates such interest rate or fee.

Article 17 Changes to the Contract

This Agreement may not be modified without the written consent of the Borrower and Lender.

Article 18 Transfer of Status

The Borrower may not transfer its status or rights and obligations under this Agreement to a third party without the Lender’s prior consent.

Article 19 General Provisions

1.	Risk of Loss

If any documents submitted by the Borrower to the Lender are lost, destroyed or damaged due to an incident, disaster or other unavoidable circumstances, the Borrower shall, in consultation with the Lender, promptly prepare replacement documents and submit them to the Lender.

2.	Severability of this Agreement

If any provision of this Agreement becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be impaired or affected in any way.

3.	Application of bank transaction agreements, etc.

In the event of any inconsistency between this Agreement and any agreement separately submitted by the Borrower to the Lender, the provisions of this Agreement shall take precedence over those of the Bank Transaction Agreement and any transactions based on this Agreement. However, for any matters not specified in this Agreement, the provisions of the Agreement shall apply.

4.	Calculations

Unless otherwise expressly provided, calculations in this Agreement will be made on a pro rata basis, with both ends including and a year consisting of 365 days, with division performed at the end and any amount less than 1 yen being rounded down.

5.	Preparation of a notarized document

Whenever requested by the Lender, the Borrower shall take the necessary steps to have a notary public prepare a notarized document acknowledging the obligations under this Agreement and containing a statement of authorization for compulsory execution of the obligations under this Agreement.

6.	Survival of Rights

If Lender fails to exercise, in whole or in part, any of its rights under this Agreement, or if it delays in exercising such rights, this shall not be construed as a waiver by Lender of such rights or as a release or relief from the Borrower’s obligations, and shall not in any way affect Lender’s rights.

7.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of Japan, and any disputes arising from this Agreement shall be subject to the jurisdiction of the district court having jurisdiction over the location of the Lender’s head office or trading branch.

8.	Matters for Discussion

If any matter not specified in this Agreement or any doubt arises between the parties regarding the interpretation of this Agreement, the Borrower and the Lender will consult with each other and decide how to handle the matter.

In witness to the above, one original of this Agreement shall be prepared, signed and sealed by the Borrower and Lender, and the Lender shall retain it. The Borrower will receive a copy from the Lender.

May 31, 2024

Borrower: Pixie Dust Technologies Inc.

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Lender: The Shoko Chukin Bank, Ltd.

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